Exhibit 10.8

SERVICES AGREEMENT

Services Agreement (this “Agreement”) made by and between ADVANCED AUTOMATION, INC., hereafter referred to as “AA” and EMBREX, INC., hereinafter referred to as “Embrex”.

RECITALS

Whereas, Embrex has contracted for services to be provided by AA because of AA’s experience, skill and expertise in the automation & machinery industry; and

Whereas, AA is willing to provide the services in the manner described below; now, therefore:

IT IS AGREED AS FOLLOWS:

1.	TERM. This Agreement shall govern the relationship of the parties since its inception in calendar year 2001, and shall continue until terminated pursuant to the terms and provisions of this Agreement as hereinafter provided.

2.	SCOPE OF ENGAGEMENT. AA agrees to provide services to Embrex on a scheduled and coordinated basis for the purpose of supporting Embrex’s research and development activities as to identifying, examining, testing, and prototyping of possible approaches, concepts, devices, mechanisms, mechanical systems, and/or automation systems potentially capable of handling, sampling and sorting of eggs according to gender, or in connection with other process automation or machine application problems or opportunities which Embrex might wish to address from time to time during the term of this Agreement. The employees of AA responsible for the above described activities will be identified to Embrex periodically during the term of this Agreement, and said employees will plan, schedule, and coordinate the work and services to be provided in concert with the designated representatives and support personnel of Embrex.

3.	LOCATION FOR PERFORMANCE OF SERVICES. The employees of AA responsible for carrying out the activities and performing the services described above will office and work primarily out of AA’s facilities located in Greenville, South Carolina, USA, and will travel to the place of business of Embrex or its customers on a scheduled basis on request. Embrex will be charged usual and customary travel, lodging, and meals expenses in regard to such travel.

4.	COMPENSATION AND FEES FOR SERVICES. Embrex shall make monthly payment of sums necessary to compensate AA for services provided and/or expenses incurred in carrying out its obligations under this Agreement in accordance with AA’s standard fee schedules and policies, which may be adjusted from time to time during the term of this Agreement, or in accordance with other compensation arrangements made between the parties. Monthly invoices and payment of said invoiced sums shall be issued and made for the month of May, 2003 and all months thereafter, until such time as this Agreement is terminated as hereinafter provided. The parties acknowledge that the above described monthly sums to be invoiced by AA and paid by Embrex shall not be less than the minimum amount of $36,800 per month, and shall continue until such time as this Agreement is terminated as hereinafter provided.

5.	TERMINATION. This Agreement shall terminate as follows:

(a)	Unless previously terminated pursuant to (b) below, this Agreement shall terminate on July 1, 2010; and

(b)	Embrex may terminate this Agreement for any reason at its election by delivering written notice of its intent to terminate not less than thirty (30) calendar days prior to the intended termination date.

Subject to the terms and conditions set forth in paragraph 6 below, the occurrence of an event set forth in clauses (a) or (b) above shall cause this Agreement to cease and terminate the obligations of Embrex under this Agreement (except paragraph 6) shall cease and terminate, and the obligations of AA under this Agreement shall cease and terminate.

6.	PURCHASE OF MACHINERY. Upon termination of this Agreement pursuant to paragraph 5 above, Embrex shall be required to purchase from AA the Machinery (as defined below) for a total purchase price equal to (a) $2,515,343 minus (b) all amounts paid by Embrex to AA under paragraph 4 of this Agreement (the “Purchase Price”). The Purchase Price shall be payable by Embrex to AA in immediately available funds within ten (10) calendar days following termination of this Agreement; provided, however, (i) in the event the Purchase Price is a negative number, AA shall pay to Embrex the amount by which the Purchase Price is less than zero (0) within ten (10) calendar days following termination of this Agreement and (ii) Embrex shall be entitled to set off, in whole or in part, against amounts due to AA under this paragraph 6, all amounts owed or due Embrex under any other agreement by and between Embrex and AA. “Machinery” shall mean: The pre-production models of the device for discarding non-viable avian eggs and sampling and sorting eggs according to gender pursuant to the Development and Supply Agreement dated September 30, 2001 by and between Embrex and AA.

7.	COMPLETE CONTRACT / AMENDMENT. This Agreement represents the complete and full agreement between the parties regarding the matters described herein, and no amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by a duly authorized representative of AA and Embrex.

8.	SUCCESSORS & ASSIGNS. This Agreement inures to the benefit of and is enforceable by the respective parties’ legal representatives and assigns, including any successor to, or purchaser or acquirer of (in each case, whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise), all or substantially all of the business or assets of either party.

9.	NOTICES. Notices to AA or Embrex hereunder shall be sent via courier or by standard parcel post to the following addresses:

If to AA:

Advanced Automation, Inc.

201 Washington Street

Cedar Falls, IA 50613

Attn: Mr. David Takes, President

If to Embrex:

Embrex, Inc.

1040 Swabia Court

Durham, North Carolina 27703

Attn: Don T. Seaquist, Vice President, Finance & Administration

10.	LAW APPLICABLE. This Agreement is drawn to be effective in and shall be construed in accordance with the laws of the State of North Carolina, USA, without regard to principles of conflicts of laws.

[Signature Page Follows]

[Signature Page to Services Agreement]

Agreed and executed as of this 30th day of April, 2003.

ADVANCED AUTOMATION, INC.

By:	/s/ DAVID L. TAKES
David L. Takes President

Agreed and executed as of this 30th day of April, 2003.

EMBREX, INC.

By:	/s/ RANDALL L. MARCUSON
Randall L. Marcuson President & CEO

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